ViewCast Reports 2011 Second Quarter, Six-Month Results

Quarterly Revenues Up 15% Over Q1 2011; Quarterly Osprey Revenue Up 23% Year-Over-Year

PLANO, Texas, Aug. 15, 2011 /PRNewswire/ -- ViewCast Corporation (OTCBB: VCST), a developer of industry-leading solutions for the transformation, management and delivery of digital media over enterprise, broadband, and mobile networks, today reported strong sequential growth from the 2011 first quarter and increases over 2010 for the second quarter and six months ended June 30, 2011.

The Company reported that revenue growth in the quarter was principally driven by continued growth in the sales of Osprey® cards with a 23 percent increase year-over-year. The company's largest OEM customer delayed shipments of appliance orders from the second quarter to the second half of the year, impacting that product category for the six months ended June 30, 2011 that was partially offset by a 43% increase in appliance sales to other customers.

New ViewCast President and Chief Operating Officer John Hammock said, "The second quarter results generally indicate a positive trend, but are also indicative of the company's variability in sales on a quarterly basis due to a single OEM partner whose buying patterns vary, combined with a large number of smaller end-user customers. New initiatives at the Company are aimed not only at expanding the number of vertical markets that we supply, but steadily increasing the number of large customers and partners in order to provide a more stable, recurring revenue stream. These and other initiatives will help build exposure of ViewCast products in current and new key market segments and drive growing revenues."

Highlights of the Second Quarter

Important progress made in the second quarter and subsequent weeks included:

  The Board of Directors' appointment of John Hammock as President and COO and George C. Platt as Executive Chairman.
  The conversion and restructuring of Series B, C and E Preferred Shares at above-market conversion rates – eliminating all dividends including more than $7.7 million in accumulated dividends.
  The introduction of the Niagara® 7550, doubling the streaming media processing power available to support Apple® iPad and iPhone devices as well as Adobe® Flash® dynamic streaming.
  The introduction of two new Osprey capture cards, including HD and digital audio capabilities.
  The general availability of ViewCast Media Platform (VMp™), which was voted by the readers of Streaming Media magazine as the winner of the best Enterprise Video Platform for 2010. This is the fourth consecutive year that ViewCast has won a Streaming Media Readers' Choice Award.
  ViewCast Niagara 4100 named one of Most Exciting and Relevant new product releases at NAB 2011.

"We are all very focused on delivering value to our customers – both old and new – and by doing so we can generate the kind of growth that is possible in such an exciting marketplace," continued Hammock. "Sustained, profitable growth is the only way to create increasing and lasting shareholder value, and the entire ViewCast team and Board understand our obligation to do just that. I look forward to sharing our plans and results with you as we implement a number of new strategies in the coming weeks and months."

Second Quarter Financial Results

In the 2011 second quarter, revenues increased 2.7 percent to $4.3 million from $4.1 million in the prior year period. Revenues also grew 14.7 percent sequentially from the $3.7 million in the 2011 first quarter.

Operating expenses for the second quarter 2011 were $2.9 million compared to $2.8 million for the prior year period. Operating loss of $(315,000) for the second quarter 2011 improved slightly from a loss of $(340,000) for the year-earlier period.

Net loss for the second quarter 2011 was $(378,000) compared to a loss of $(390,000) in the second quarter 2010. Due to the accounting treatment for the preferred stock redemption during the period, the net income applicable to common shareholders benefitted by $5.6 million, which together with an adjustment of $77,000 for stated preferred stock dividends resulted in net income applicable to common shareholders of $5.1 million or $0.10 per share on a fully diluted basis for the second quarter 2011. This compares, after the stated preferred stock dividends adjustment of $205,000, to a net loss applicable to common shareholders of $(595,000) or $(0.02) per share on a fully diluted basis for the prior year period.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the 2011 second quarter was $(142,000), compared to $(141,000) in the 2010 second quarter. EBITDA is a non-GAAP measure that ViewCast management believes can be helpful in assessing the Company's overall performance and considered as an indicator of operating efficiency and earnings quality. The Company suggests that EBITDA be viewed in conjunction with the Company's reported financial results or other financial information prepared in accordance with GAAP.

Six-Month Financial Results

Revenues for the six months ended June 30, 2011 increased 1.8 percent to $8.0 million compared to $7.8 million for the first six months 2010.

Operating expenses for the six-months 2011 were $5.8 million, compared to $5.5 million for six-months 2010. The operating loss was $(1.1) million, compared to an operating loss of $(624,000) for six-months 2010.

Net loss for the six-months 2011 was $(1.2) million, compared to a net loss of $(701,000) for six-months 2010. Due to the accounting treatment for the preferred stock redemption during the period, the net income applicable to common shareholders benefitted by $5.6 million, which together with an adjustment of $282,000 for stated preferred stock dividends resulted in net income applicable to common shareholders of $4.1 million or $0.09 per share on a fully diluted basis for the six months ended June 30, 2011. This compares, after the stated preferred stock dividends adjustment of $410,000, to a net loss applicable to common shareholders of $(1.1) million or $(0.03) per share on a fully diluted basis for the prior year period.

EBITDA for six-months 2011 was $(720,000), compared to $(195,000) million for six-months 2010.

Conference Call Information

A conference call with management is scheduled today at 11:30 a.m. EDT to discuss the Company's financial results, business strategy and outlook. The call may be accessed by dialing 877-941-2321 five minutes prior to the scheduled start time and referencing ViewCast. Callers outside the United States may dial +1-480-629-9666 for access. In addition, a live audio webcast of the call will be available at http://www.viewcast.com/irconferencecall. An archive of the webcast will be available at the same web page beginning approximately 30 minutes after the end of the call.

About ViewCast Corporation

ViewCast develops industry-leading hardware and software for the transformation, management and delivery of professional quality video over broadband, enterprise and mobile networks. ViewCast's award-winning solutions simplify the complex workflows required for the Web-based streaming of news, sports, music, and other video content to computers and mobile devices, empowering broadcasters, businesses, and governments to easily and effectively reach and expand their audiences. With more than 370,000 video capture cards deployed globally, ViewCast sets the standard in the streaming media industry. ViewCast Niagara® streaming appliances, Osprey® video capture cards and VMp™ video and digital asset management software provide the highly reliable technology required to deliver the multi-platform experiences driving today's digital media market.

ViewCast (www.viewcast.com) is headquartered in Plano, Texas, USA, with sales and distribution channels located globally.

ViewCast, VMp, Osprey, Niagara and Niagara SCX are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries.

Safe Harbor Statement

Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current outlook. Such statements apply to future events and are therefore subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, changes in market and business conditions, demand for the Company's products and services, technological change, the ability of the Company to develop and market new products, increased competition, the ability of the Company to obtain and enforce its patent and avoid infringing other parties' patents, and changes in government regulations. All written and verbal forward-looking statements attributable to ViewCast and any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the company's reports on Form 10-K and 10-Q on file with the U.S. Securities and Exchange Commission.

ViewCast Contact: Laurie L. Latham Chief Financial Officer Tel: +1 (972) 488-7200	PR Agency Contact: Jessie Glockner Rainier Communications Tel: +1 (508) 475-0025 x140 E-mail: jglockner@rainierco.com	Investor Contact: Matt Clawson Allen & Caron Tel: +1 (949) 474-4300 E-mail: matt@allencaron.com

Financial Tables Follow

VIEWCAST CORPORATION
OPERATING HIGHLIGHTS
(Unaudited)
(In thousands – except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net sales	$ 4,253	$ 4,141	$ 7,963	$ 7,819

Cost of sales	1,655	1,671	3,205	2,980

Gross profit	2,598	2,470	4,758	4,839

Total operating expenses	2,913	2,810	5,823	5,463

Operating loss	(315)	(340)	(1,065)	(624)

Total other expense	(63)	(50)	(104)	(77)

Provision for income taxes	0	0	0	0

Net loss	$ (378)	$ (390)	$ (1,169)	$ (701)

Preferred stock dividends	(77)	(205)	(282)	(410)

Preferred stock redemption	5,586	-	5,586	-

Net income (loss) applicable to
common stockholders	$ 5,131	$ (595)	$ 4,135	$ (1,111)

Net income (loss) per common share:
Basic & Diluted	$ 0.10	$ (0.02)	$ 0.09	$ (0.03)

Weighted Average number of
common shares outstanding:
Basic & Diluted	49,464	36,047	44,269	36,020

RECONCILIATION OF NET INCOME TO EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net loss	$ (378)	$ (390)	$ (1,169)	$ (701)

Depreciation and amortization	173	199	345	429

Total other and income tax expense	63	50	104	77

EBITDA	$ (142)	$ (141)	$ (720)	$ (195)